Exhibit 99.4

Consent of BofA Securities, Inc.

The Board of Directors

Progenics Pharmaceuticals, Inc.

One World Trade Center, 47th Floor

New York, New York 10007

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated February 20, 2020, to the Board of Directors of Progenics Pharmaceuticals, Inc. (“Progenics”) as Annex D to, and reference to such opinion letter under the headings “Summary—Opinion of Progenics’ Financial Advisor” and “The Mergers—Opinion of Progenics’ Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed mergers involving Progenics, Plato Merger Sub, Inc. and Lantheus Holdings, which joint proxy statement/prospectus forms a part of the Amendment No. 1 to Registration Statement on Form S-4 of Progenics (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

BOFA SECURITIES, INC.

March 16, 2020